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                                                                   Exhibit 10.12

                          TECHNOLOGY LICENSE AGREEMENT

THIS TECHNOLOGY LICENSE AGREEMENT ("Agreement"), effective as defined in Section 10 below ("Effective Date"), is made and entered into by and between Visa International Service Association, a Delaware corporation with principal offices located at 900 Metro Center Boulevard, Foster City, California U. S. A. 94404 ("Visa") and Net1 Holdings S.A.R.L., a Luxembourg corporation, and Net1 Investment Holdings (Pty) Ltd., a South African corporation, and which may be contacted through general counsel at #3-21965 49th Avenue, Langley, British Columbia, Canada, V3A 8J7 (individually and collectively called "Net1").

                                    RECITALS

WHEREAS, Net1 is the owner of certain "Technology Rights" (as later defined herein), and has the right to grant licenses thereunder; and

WHEREAS, Visa desires to use the Technology Rights in commercial applications;
and

WHEREAS, Net1 is willing to grant, and Visa desires to obtain a license under the Technology Rights for commercial applications thereof in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

      1.1 "COPAC-1" shall mean the first version of the chip offline preauthorized credit product developed by Visa and being built by Net1 on behalf of Visa.

      1.2 "EMV" shall mean the Europay, MasterCard and Visa smart card standards established in January, 1995 to insure interoperability at smart card terminals, as modified from time to time.

      1.3 "Enhancements" shall mean all extensions, updates, improvements, modifications, releases, replacements and versions of the Products.

      1.4 "Financial Services Industry" shall mean persons or companies that are directly or indirectly (i) making loans; (ii) taking deposits; (iii) selling, brokering, or factoring (a) securities, (b) insurance, (c) mortgages or (d) receivables; and (iv) providing payment services, such as issuing charge cards, credit cards, payment cards, debit cards or any other system that could compete with such payment methods.

      1.5 "Intellectual Property Rights" shall mean all current worldwide patents and other patent rights, utility model copyrights, mask work rights, trade secrets and all other intellectual property rights, including without limitation all applications and registrations with respect thereto that exist to the Effective Date.


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      1.6 "Member" shall mean entities that are direct or indirect members of the Visa International Service Association in accordance with Visa's Operating Regulations.

      1.7 "Patents" shall mean all current worldwide patents and patent rights of Net1, including Patent No. 5,171,416, including without limitation, enhancements, improvements and expansions to all the foregoing and any foreign patent applications corresponding to any patent associated with any Net1 product or service using Relevant Technology.

      1.8 "Payment System" shall mean any product or service offered by Net1 that utilizes the Technology Rights and replaces cash or other payment devices.

      1.9 "Product" shall mean any product or service the manufacture, use or sale of which by an unlicensed third party would constitute an infringement of the Technology Rights.

      1.10 "Relevant Technology" shall mean any technology that is (i) related to financial services; or (ii) can be utilized in the Financial Services Industry.

      1.11 "Sale" shall mean any sale, transfer, license or other disposition of a Product to a third party.

      1.12 "Technology Rights" shall mean all current worldwide patent rights, copyrights, mask work rights, trade secrets and any other Intellectual Property Rights of Net1. This shall include, but is not limited to Net1's Electronic Cheque, Electronic Cash - type 1; Electronic Cash - Card to Card; PC systems for Personalization and Initialization; Card/Terminal Specifications; Megalink and other technology and software, including source code and object code, developed by or on behalf of Net1; and in general, other facilities as described in U. S. Patent No. 5,171,416 (the "416 Patent") including without limitation, enhancements, improvements and expansions to all of the foregoing. Patent rights shall include any foreign patent applications corresponding to any patent associated with any Net1 product or service using Relevant Technology.

      1.13 "Visa Competitor" shall include MasterCard, Europay, American Express, Discover, Diners, Carte Blanche, JCB or their parents, subsidiaries and affiliates.

2. GRANT OF RIGHTS

      2.1 Grant of License - Subject to the terms and conditions of this Agreement, Net1 hereby grants to Visa a perpetual and irrevocable worldwide royalty free license to the Technology Rights to make use of and to sublicense Products.

      2.2 Right to Sublicense in Financial Services Industry - Visa shall have the right to sublicense the rights granted in Section 2.1 to (i) Members and
(ii) any entity in the Financial Services Industry. Visa agrees not to grant a sublicense to a Payment System to a non-Member entity in the Financial Services Industry if such entity already has a right to use such Payment System from Net1 without first obtaining the prior written consent from Net1.

      2.3 Right to Sublicense Outside Financial Services Industry - Visa shall have the right to sublicense the rights granted in Section 2.1 above to any entity outside of the Financial Services


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Industry for the sole purpose of providing Products to Visa or Visa's sublicensees listed above in Section 2.2.

      2.4 Exclusivity of License - Subject to the rights reserved below, Net1 grants Visa exclusivity for the rights granted in Section 2.1, 2.2 and 2.3 above with regard to Patents for the Financial Services Industry.

      Subject to the terms of this Agreement, with regard to all other Technology Rights, the license shall be non-exclusive.

      2.5 License Back - Subject to the terms of this Agreement, Visa hereby grants to Net1 an irrevocable, worldwide, perpetual, royalty-free license to the Patents to make, use and sell Payments Systems and Net1 Products.

      2.6 Branding - While Net1 shall retain the rights to sell Payment Systems, including Universal Electronic Payment Systems, (except as provided in Section 2.7), Net1 will prohibit any entity from using Payment Systems or any of Net1's marks with any card or product that is branded with a mark owned or licensed by a Visa Competitor. Net1 will restrict and enforce such restriction on any licensees of its Payment Systems.

      2.7 Competitors - Notwithstanding anything to the contrary, Net1 shall not license any Technology Rights to a Visa Competitor for the term of this Agreement, plus eighteen (18) months if terminated pursuant to Section 7 herein.

      2.8 Waiver of claims - Net1 hereby waives any and all claims, whether known or unknown, that it may have against Visa arising out of any activity of Visa prior to the Effective Date.

      2.9 Covenant Not to Sue - Net1 hereby grants to Visa and its Members a covenant not to sue either Visa, its Members, Visa's or its Members' third party vendors or customers for infringement of Technology Rights of Net1 for their manufacture, use or sale of any product or service offered by Visa unless Net1 has the right to terminate this Agreement pursuant to Section 7.2.

      2.10 Prior Agreements - Any contractual agreements (inclusive of licensing agreements) relating to use of a Payment System entered into by Net1 prior to July 20, 1996 shall be retained by Net1.

      2.11 Agents - Net1 will not enter into any agency or sublicensing agreement (such as the agreement with BGS) which prohibits such agent from acting as an agent or licensee of Visa.

3. CONSIDERATION

      3.1 License Fee - Visa will pay Net1 a total of One Million U.S. Dollars, receipt of which is hereby acknowledged.

      3.2 Sublicensing Fees - Visa shall pay Net1 a fee of One Thousand Dollars for each Member that is sublicensed by Visa to use Technology Rights and One Thousand Dollars for each non-Member entity that is sublicensed by Visa to use Technology Rights. This amount shall be paid


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within thirty (30) days of the end of the calendar quarter in which Visa grants a Member a license for such use. Along with such payment, Visa shall submit a report identifying the number of licenses granted.

4. REPRESENTATIONS AND WARRANTIES

      4.1 Visa Warranties - Visa represents and warrants that Visa has full power, right and authority to enter into and carry out its obligations under this Agreement.

      4.2 Net1 Warranties - Net1 represents and warrants that:

            A. Net1 has full power, right and authority to enter into and carry out its obligations under this Agreement;

            B. Net1 owns all of the intellectual property rights necessary to grant the license described in Section 2.1 above;

            C. Other than the agreements listed in Exhibit 2, Net1 has not previously granted any rights in the Net1 Technology to any third party that are inconsistent with the rights granted to Visa herein;

            D. To the best of Net1's knowledge, the Net1 Technology does not and shall not infringe any copyright, trade secret rights, patent or other proprietary rights of any third party;

            E. Net1 is not currently involved in or aware of any litigation or potential claims involving Net1, Net1 Technology or Net1's Key Employees, other than has already been disclosed to Visa regarding European patent objection; and

            F. Net1 have no conflicting obligations with any third party.

5. CONFIDENTIALITY

      5.1 General - Except as otherwise expressly provided in this Agreement, both parties shall hold in strict confidence and not use or disclose to any third party (other than employees, consultants and advisors who are similarly bound in writing) any product, technical, manufacturing, process, marketing, financial, business or other information, ideas or know-how identified in writing as confidential ("Confidential Information") of or used by the other party; provided, however, that Confidential Information shall not include:

            A. Information which at the time of disclosure was previously known to the receiving party as demonstrated by written records;

            B. Information which at the time of disclosure is published or otherwise generally available to the public; or

            C. Information which, after disclosure, is published or otherwise becomes generally available to the public through no breach of this Agreement by the receiving party.


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      5.2 Exceptions - A party may disclose Confidential Information;

      A. In connection with the order of a court or other governmental body; provided however, that written notice is provided promptly to the disclosed party to enable the disclosed party to seek a protective order or otherwise prevent disclosure of such information;

      B. As required by or in compliance with laws or regulations, provided, however, that written notice is provided promptly to disclosed party to enable the disclosed party to seek a protective order to otherwise prevent disclosure of such information;

      C. In confidence, to accountants, banks and financing sources and their advisors; or

      D. In confidence, in connection with a merger or acquisition or proposed merger or acquisition or the like.

      5.3 Remedies - Any breach of the restrictions contained in the Section 5, 8.14, or 8.15 is a breach of this Agreement that will cause irreparable harm to the nonbreaching party entitling the nonbreaching party to injunctive relief in addition to all legal remedies.

6. PATENT PROSECUTION, ENFORCEMENT AND DEFENSE,

      6.1

      A. Patent Prosecution - Visa shall have the right to assume and continue direction of the prosecution and maintenance of existing patents and patent applications in all jurisdictions. This right shall include the right to prepare and file any reissue, reexamination, interference, continuing application, opposition, or other action Visa deems necessary to secure or maintain Patent protection in any jurisdiction. Net1, at Visa's request, shall cooperate and support any actions needed to prosecute and maintain Patent rights in all jurisdictions.

      In the event that Net1 elects not to seek patent protection for a patentable Net1 invention, Visa shall have the right to file and prosecute such patent application, at Visa's expense, in all jurisdictions and shall be the assignee of any patent granted. Visa shall grant a license to Net1 for such use of such patent consistent with this Agreement.

      B. Patent Enforcement - If any third party shall, in the reasonable opinion of either party, infringe any of the Technology Rights, such party shall promptly notify the other party. Visa shall then have the sole right to choose and initiate a strategy to enforce the Technology Rights against the third party in the Financial Services Industry, which choices may include: (1) initiating a legal or administrative proceeding for infringement against the third party, in Visa's own name and/or in the name of Net1 if necessary, together with the right to enforce and collect any judgment thereon; or (2) entering into a cross-license, settlement or other licensing agreement with the third party. Any monetary recovery in connection with such enforcement strategy shall be retained by Visa.

      C. Net1 Cooperation - Net1 shall, at Visa's request, take all appropriate or necessary actions to assist in the prosecution of such strategy (including consenting to be joined in any legal or administrative proceeding where required by law).


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      D. Diligence - Should Visa unreasonably delay in taking action with respect to any such infringement, then Net1 shall have the right to initiate a legal proceeding for infringement, at its own expense, in its own name, and with the right to enforce and collect any judgment thereon. For the purposes of this subsection only, an "unreasonable delay" is a delay which impairs the ability to enforce the Technology Rights against an identified third party infringer, or against potential future third party infringers. If Net1 chooses to proceed under this subparagraph 6.1(D), Net1 shall provide Visa with 90 days written notice setting forth details regarding the unreasonableness of the delay. Visa shall have a right to cure upon receipt of this written notice.

      E. Patent Marking - Net1 and Visa agree to mark all products made using the patented Technology Rights with the word "Patent" and the number or numbers of the patent(s) applicable thereto.

      6.2 Patent Defense - During the term of this Agreement, Net1 shall notify Visa promptly in writing of any claim asserted against Net1 by any third party alleging infringement of any patent owned by such third party in connection with Visa's use of the Technology Rights.

      6.3 Cooperation - Visa shall have the sole discretion to file and manage any suit, action or other proceeding in connection with enforcement and/or defense of the Technology Rights in the Financial Services Industry. Visa shall be solely responsible for all costs associated with such activities. Net1 agrees to provide all reasonable and necessary cooperation at Visa's expense. Similarly, Net1 shall have the sole discretion to file and manage any suit, action or other proceeding in connection with enforcement of the Technology Rights outside of the Financial Services Industry. Net1 shall be solely responsible for all costs associated with such activities. Visa agrees to provide all reasonable and necessary cooperation at Net1's expense. Visa may, at its option, bring suit in its own name or, if required by law, jointly with Net1 , at its own expense and on its own behalf for infringement of the Technology Rights in the Financial Services Industry.

7. TERM, TERMINATION AND REMEDIES

      7.1 Term - The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect in perpetuity, unless terminated prior to such date pursuant to this Section 7.

      7.2 Termination of Cause - Either party shall have the right to terminate this Agreement following any material breach or default in performance under this Agreement by the other party upon thirty (30) days prior written notice by certified mail to the breaching party specifying the nature of the breach or defaut. Unless the breaching party has cured the breach or default prior to the expiration of such thirty (30) day period the non-breaching party, at its sole option may terminate this Agreement upon written notice to the breaching party. Termination of this Agreement shall become effective upon receipt of such notice by the breaching party.

      7.3 Effect of Termination - Termination of this Agreement shall not relieve the parties of any obligation accruing prior to such termination.

      7.4 Survival - The following sections shall survive expiration or termination of this


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Agreement for any reason: Sections 2,3,4,5,6.2 and 8.

      7.5 Remedies - The parties agree that the rights granted hereby are of a special unique and extraordinary nature which gives them a special and unique value, the loss of which cannot be reasonably or adequately compensated for in damages in an action in law and may cause irreparable injury and damages for which the injured party is entitled to injunctive or other equitable relief. The granting of any equitable relief shall not be construed to waive any other rights which the injured party might have for damages in an action at law.

8. GENERAL PROVISIONS

      8.1 Further Assurances - During the term of this Agreement and at any time or from time to time on and after the Effective Date, Net1 shall at the request of Visa: (i) deliver to Visa such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such other actions, as Visa may reasonably deem necessary or desirable in order for Visa to obtain the full benefits of this Agreement and the transactions contemplated hereby.

      8.2 Public-Announcements - Visa shall work with Net1 on developing the content for public announcements relating to this Agreement and the Visa-Net1 relationship. Visa shall have sole authority and discretion to determine the details and delivery of such announcements. Net1 agrees not to make any public announcements without Visa's prior written approval.

      8.3 Governing Law - Agreement shall be governed by and construed and interpreted in accordance with, the laws of the State of Washington, United States of America, without reference to conflict of laws principles or statutory rule of arbitration.

      8.4 Jurisdiction - In relation to any dispute arising out of or in connection with this Agreement, the parties irrevocably consent to personal and exclusive jurisdiction of and venue in the Federal Courts located in King County, State of Washington, United States of America. The parties also irrevocably waive any objection that they might now or hereafter have to such courts being nominated and the forum to hear and determine any suit, action or proceeding and to settle any dispute that may arise out of or in connection with this Agreement. The parties further agree not to claim that any such courts are an inappropriate or inconvenient forum save that the submission to the jurisdiction of such courts shall not (and shall not be construed as to) limit the right of either party to apply for provisional or interim relief in any other court of competent jurisdiction whether concurrently or not.

      8.5 Process Agent - Net1 hereby appoints CT Corporation of Washington as its process agent to receive on its behalf service of process of any suit, action or proceeding in the State of Washington provided Visa reimburses Net1 for the expenses thereof. The service of process upon any process agent appointed by or in accordance with this Section 8.5 shall be good service upon Net1 whether or not it is forwarded to or received by Net1. Net1 irrevocably agrees that if, for any reason, the process agent ceases to be able to act as process agent on its behalf, or no longer has an address in Washington, it will immediately appoint a substitute process agent with an address in Washington acceptable to the other party and will deliver to Visa within fifteen


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(15) days thereof, a copy of that, substitute process agent's acceptance of that appointment. In the event that Net1 fails to appoint or notify Visa of a substitute process agent, it shall be effective service for Visa to serve the process upon the last known address in Washington of the last known process agent for Net1 notified to Visa notwithstanding that such process agent is no longer found at such address or has ceased to act.

      8.6 Waiver of Immunity - To the extent that either party may be entitled in any jurisdiction to claim for itself or its assets immunity from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction such immunity (whether or not claimed) may be attributed to it or its assets it irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

      8.7 Force Majeure - Neither party shall be liable for any loss, damage or penalty resulting from delays or failures in performance resulting from acts of God or other causes beyond its control; provided, that no such delay or failure in performance shall continue for more than six (6) months. In the event that such delay extends longer than six (6) months, the other party may terminate this Agreement pursuant to Section 7.2. Each party agrees to notify the other promptly of any circumstance delaying its performance and to resume performance as soon thereafter as is reasonably practicable.

      8.8 Assignment - Net1 agrees that it may not assign any of its rights and obligations under this Agreement to a third party without the prior written consent of Visa which consent shall not be unreasonably withheld. It shall not be unreasonable to withhold consent in the event the assignee is a competitor of Visa or a company whom does not have a good reputation or does not have financial responsibility. Any such assignment shall not relieve Net1 from its obligations hereunder.

      8.9 Limitation of Liability - IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATIQN WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

      8.10 Modifications - No modification to the Agreement, nor any waiver of any rights, shall be effective unless assented to in writing by the party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

      8.11 Notices - Any required notices hereunder shall be given in writing at the address of each party set forth above, or tough other address as either party may substitute by written notice to the other in the manner contemplated herein and shall be deemed served delivered or, if delivery is not accomplished by reason or some fault of the addressee, when tendered.

      8.12 Descriptive Headings - The headings of the several sections of this Agreement are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.


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      8.13 Severability - In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to either Net1 or Visa. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void and severability of such provision would materially change the economic benefit of this Agreement to either Net1 or Visa, Net1 and Visa shall modify such provision in accordance with Section 8.10 to obtain a legal, enforceable and valid provision and provide an economic benefit to Net1 and Visa that most nearly effect Net1's and Visa's intent in entering into this Agreement.

      8.14 EMV Compatibility - Net1 will make sure the terminals used in any of its Payment System will be compatible with EMV within 18 months of this Agreement, which compatibility must be certified by Visa.

      8.15 Disparagement - Neither Visa nor Net1 shall disparage the other party but shall have the right to make fair and accurate comments upon the other's profits. Both parties agree that a violation of this Section 8.15 shall be deemed a material breach of this Agreement.

9. PREVIOUS AGREEMENTS

      9.1 Merger - All previous agreements between the parties, whether verbal or written, including without limitation, Heads of Agreement dated May 30 1996, but excluding the Development Agreement effective July 20, 1996 which shall terminate upon the effective date of this Agreement, shall merge with this document as of the effective date of this Agreement and all terms, conditions, obligations, considerations, responsibilities, warranties, representations and covenants shall be replaced by this document. This Agreement can only be amend modified, superseded or terminated by a written document signed by all the parties hereto.

10. EFFECTIVE DATE OF THIS AGREEMENT

This Agreement shall become effective in the event that Net1 delivers to Visa the amended Deliverables described in Exhibit I on or before July 31, 1997.

IN WITNESS WHEREOF, the undersigned are duly authorized to execute this Agreement on behalf of Net1 and Visa as applicable.

VISA INTERNATIONAL SERVICE               NET1 HOLDINGS S.A.R.L.
ASSOCIATION ("Visa")                     ("Net1")


By ___________________________________   By ___________________________________

Print Name ___________________________   Print Name ___________________________

Title ________________________________   Title ________________________________

Date _________________________________   Date _________________________________


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NET1 INVESTMENT HOLDINGS


By ___________________________________

Print Name ___________________________

Title ________________________________

Date _________________________________



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